Exhibit 10.3

BRIGGS & STRATTON CORPORATION

Form 10-Q for Quarterly Period Ended September 30, 2007

AMENDED AND RESTATED SUPPLEMENTAL

EMPLOYEE RETIREMENT PLAN

Effective January 1, 2008

BRIGGS & STRATTON CORPORATION

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

i

TABLE OF CONTENTS

(continued)

ii

PREAMBLE

For periods prior to calendar year 2005, Briggs & Stratton Corporation has maintained the Briggs & Stratton Corporation Supplemental Employee Retirement Plan.

Amounts accrued prior to January 1, 2005 and which were vested under Plan terms shall remain subject to the terms of the Plan as previously in effect (the “Frozen Plan”) but no amounts have accrued or become vested under the Frozen Plan after 2004. All accruals for periods on or after January 1, 2005 or accruals which first became vested after 2004 shall be governed by the terms and provisions of this document. Nothing in this document shall apply to amounts accrued and vested prior to 2005. This document is intended to comply with the provisions of Section 409A of the Internal Revenue Code and shall be interpreted accordingly. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code. This document describes how this Plan shall be administered for periods after 2007. From January 1, 2005 through December 31, 2007, it has been administered in good faith compliance with Code Section 409A.

ARTICLE I

General

1.1 Code. The term “Code” means the Internal Revenue Code of 1986, including any subsequent amendments.

1.2 Committee. The term “Committee” means the Compensation Committee of the Board of Directors of Briggs & Stratton Corporation. Such Committee shall be the Plan Administrator of this Plan for purposes of the Employee Retirement Income Security Act of 1974.

1.3 Deferred Compensation Plan. The term “Deferred Compensation Plan” means any and all deferred compensation arrangements between the Participant and the Employer.

1.4 Disability. A Participant shall be considered to have a “Disability” if the Participant meets one of the following requirements:

(a) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

1.5 Employer. The term “Employer” means Briggs & Stratton Corporation.

1.6 Plan. The term “Plan” means the Briggs & Stratton Corporation Supplemental Employee Retirement Plan as set forth in this document and all subsequent amendments hereto.

1.7 Pension Plan. The term “Pension Plan” means the Briggs & Stratton Retirement Plan as amended from time to time.

1.8 Separation from Service. The term “Separation from Service” shall have the meaning set forth in IRS Regulation Section 1.409A-1 the requirements of which are summarized in part as follows:

(a) In General. The Participant shall have a Separation from Service with the Employer if the Participant dies, retires, or otherwise has a termination of employment with the Employer. However, for purposes of this Section 1.8, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or by contract. For purposes of this paragraph (a) of this Section 1.8, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

(b) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or, the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant is presumed to have Separated from Service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period. The Participant will be presumed not to have Separated from Service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Employer and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months (or that the level of bona fide services would not be so reduced). For example, the Participant may demonstrate that the Employer and the Participant reasonably anticipated that the Participant would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the Participant’s replacement caused the Participant to return to employment. Although the Participant’s return to employment may cause the Participant to be presumed to have continued in employment because the Participant is providing services at a rate equal to the rate at which the Participant was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the Participant originally ceased to provide services, the Employer reasonably anticipated that the Participant would not provide services in the future. For purposes of this paragraph (b), for periods during which the

Participant is on a paid bona fide leave of absence (as defined in paragraph (a) of this Section 1.8) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 1.8, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Participant is on an unpaid bona fide leave of absence (as defined in paragraph (a) of this Section 1.8) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 1.8, are disregarded for purposes of this paragraph (b) of this Section 1.8 (including for purposes of determining the applicable 36-month (or shorter) period).

(c) Asset Purchase Transactions. Where as part of a sale or other disposition of assets by the Employer as seller to an unrelated service recipient (buyer), a Participant of the Employer would otherwise experience a Separation from Service with the Employer, the Employer and the buyer may retain the discretion to specify, and may specify, whether a Participant providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction has experienced a Separation from Service, provided that the asset purchase transaction results from bona fide, arm’s length negotiations, all service providers providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction are treated consistently (regardless of position at the Employer) for purposes of applying the provisions of any nonqualified deferred compensation plan, and such treatment is specified in writing no later than the closing date of the asset purchase transaction. For purposes of this paragraph (c), references to a sale or other disposition of assets, or an asset purchase transaction, refer only to a transfer of substantial assets, such as a plant or division or substantially all the assets of a trade or business.

(d) Dual Status. If a Participant provides services both as an employee of the Employer and as an independent contractor of the Employer, the Participant must separate from service both as an employee and as an independent contractor to be treated as having Separated from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities. Notwithstanding the foregoing, if a Participant provides services both as an employee of the Employer and a member of the board of directors of the Employer, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan unless this Plan is aggregated with any plan in which the Participant participates as a director under IRS Regulation Section 1.409A-1(c)(2)(ii).

1.9 Service. The terms “Service” and “Credited Service” have the same meaning as defined in Sections 3.02 and 3.03, respectively, of Part B of the Pension Plan.

ARTICLE II

Eligibility

2.1 Persons Eligible As Participants Under The Plan. Each employee of the Employer designated as eligible by the Employer who is also a Participant in the Pension Plan shall be a Participant in this Plan. However, the Plan does not cover any person who had a Separation from Service prior to January 1, 2005. Nor does it cover any person not eligible to accrue benefits under the Pension Plan after 2007.

Each Participant in this Plan who has a Separation from Service on or after January 1, 2008 shall receive benefits based upon the provisions of this Plan as in effect at the time of such Participant’s Separation from Service.

ARTICLE III

Retirement Benefits

3.1	Time of Commencement and Amount.

(a) Normal or Late Retirement. In the case of a Participant who has a Separation from Service for a reason other than Disability on or after his 65th birthday, his pension benefit hereunder shall commence on the first day of the month next following the date of his Separation from Service.

(b) Early Retirement. In the case of a Participant who has a Separation from Service for a reason other than Disability prior to his 65th birthday but on or after his 55th birthday and after completing at least 10 but less than 30 years of Service, his pension benefit hereunder shall commence on either (i) the first day of the month following the later of (A) the date of his Separation from Service or (B) his 62nd birthday or, if earlier, the date he would have completed 30 years of Service.

(c) Special Early Retirement. In the case of a Participant who has a Separation from Service for a reason other than Disability prior to his 65th birthday but after completing 30 years of Service, his pension benefit hereunder shall commence on the first day of the month following his Separation from Service.

(d) Disability.

(1) If a Participant incurs a Disability, such Participant shall, subject to subparagraph 2(B) below, continue to earn Service and Credited Service (for purposes of determining eligibility for and calculation of his pension benefit hereunder as though Section 4.04(b)(5) of Part B of the Pension Plan did not exist) until the earlier of (i) the first of the month after his 65th birthday or (ii) the Participant’s date of death; provided, however, that for an individual with less than 5 years of Service at the time disability commences, the maximum amount of Service and Credited Service earned during the period of disability shall not exceed the amount of Service and Credited Service the individual had at the commencement of Disability.

(2) (A) A Participant described in subparagraph (1) above shall receive a Pension, commencing as of the first day of the month following the Participant’s 65th birthday, calculated in the same manner as a pension payable under Section 3.1(a) commencing on that same date based on service credited under this Section 3.1(d). The Disability Pension shall be in lieu of any other benefit under this Plan.

(B) If an individual ceases to have a Disability prior to his 65th birthday and if the individual returns to employment with the Employer, such individual shall upon subsequent Separation from Service have his pension under subparagraph (2)(A) above based on his total period of Service and Credited Service (including Service and Credited Service earned prior to the date the Disability ended and earned subsequent to reemployment). If the individual ceases to have a Disability and does not return to employment with the Employer, then the individual shall have his pension calculated under subparagraph (2)(A) above based on Service and Credited Service earned to the date the Disability ended.

(e) Amount. In the case of a pension payable under Section 3.1(a), (b), (c), or (d), the amount of monthly pension payable as a single life pension shall be (i) the amount of monthly pension which would have been payable to him under the Pension Plan as a single life monthly pension assuming commencement of his benefits on the same date if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, if he had made no deferrals under the Deferred Compensation Plan, and if the last paragraph of Section 6.03 of Part B of the Pension Plan did not exist minus (ii) the amount of pension expressed as a single life monthly pension, actually payable to him under the Pension Plan assuming his benefits commence on the same date and the last paragraph of Section 6.03 of Part B of the Pension Plan did not exist.

(f) Separation Prior to Retirement.

(1) In the case of a Participant who has a Separation from Service for a reason other than Disability prior to his 65th birthday and prior to completing 10 years of Service, his pension benefit hereunder shall commence on the first day of the month next following the date he attains age 65.

(2) In the case of a Participant who has a Separation from Service for a reason other than Disability prior to his 55th birthday after completing at least 10 but less than 30 years of Service, his pension benefit hereunder shall commence the first day of the month next following his 55th birthday.

(3) If benefits become payable under paragraphs (f)(1) or (f)(2), the amount of such monthly pension payable as a single life pension shall be (i) the amount of monthly pension which would have been payable to him under the Pension Plan as a single life monthly pension based on his Separation from Service on the same date and assuming commencement of benefits on the same date if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, and if he had made no deferrals under the Deferred Compensation Plan minus (ii) the amount of pension, expressed as a single life monthly pension, actually payable to him under the Pension Plan based on his termination on the same date and assuming benefits under the Pension Plan commence on the same date.

(g) Survival. No Pension shall be payable under this Section 3.1 if the Participant dies prior to the pension commencement date applicable to him under this Section 3.1.

3.2 Manner of Payment. If the Participant is unmarried at the time his pension benefit commences, his pension benefit shall be payable to him in the form of a single life monthly pension. If the Participant is married at the time his pension benefit commences, instead of receiving a single life monthly pension he shall receive a Joint and Survivor Pension. The Joint and Survivor Pension shall be a reduced monthly pension payable to the Participant for his life with a continuing pension payable after his death to his surviving spouse for her life in an amount equal to 50% of the reduced benefit payable during the life of the Participant. Such Joint and Survivor Pension shall be the actuarial equivalent of the single life monthly pension which would be payable to the Participant if he were unmarried. If so elected by the Participant, the Plan shall pay the benefit of a Participant for which the Participant is eligible in the form of a single life monthly pension or in one of the optional forms of annuity (with payments continuing to a designated beneficiary) payable under Section 6.05 of Part B of the Pension Plan which is the actuarial equivalent of the single life monthly pension otherwise payable to the Participant hereunder. Actuarially equivalent benefits shall be determined under the factors set forth for determining actuarial equivalency in the first paragraph of Section 2.3(k) of Part B of the Pension Plan.

3.3 Pre-retirement Spousal Survivor Annuity.

(a) If any married Participant (including a “former Participant”, i.e., a Participant who has had a Separation from Service) who has not while employed (or while accruing service under Section 3.1(d)) met the age and service requirements to begin receiving a pension under Section 3.1(a), (b) or (c) dies before starting to receive payments hereunder, then his surviving spouse, if any, shall be entitled to a monthly benefit for life.

(b) Provided that the surviving spouse survives to such commencement date, payment of such benefit will commence on (i) the first day of the month following the Participant’s or former Participant’s date of death or, if later, 55th birthday or (ii) in the case of a Participant or former Participant who had not completed at least 10 years of Service, the first day of the month following the 65th birthday of the Participant or former Participant.

(c) The amount of such monthly benefit for life shall be an amount equal to (i) what such spouse would have received as a survivor annuity under the Pension Plan, based on the Participant’s Service and the benefit formula in effect under the Pension Plan on the date of his death or, if earlier, the date he ceased earning Service and Credited Service hereunder, if the Participant had survived to and commenced to receive his pension on the later of his 55th birthday (65th birthday if the Participant had not completed at least 10 years of Service) or date of death in the Joint and Survivor Pension form, as described in Section 3.2, and died on the next day if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, and if the Participant had made no deferrals under the Deferred Compensation Plan minus (ii) the amount of any survivor annuity, if any, actually payable to the spouse under the Pension Plan based on the Participant’s death on the same date and assuming the survivor annuity commenced on the same date.

(d) In addition to the payments otherwise due under paragraphs (a), (b) and (c), if the Participant had completed at least 10 years of Service and dies prior to what would have been the Participant’s 55th birthday, then until the Participant’s 55th birthday the Participant’s spouse shall be entitled to receive a monthly amount of benefit which shall be computed as described under paragraph (c) above as though the Participant’s 55th birthday coincided with the date of the Participant’s death and the offset described in clause (ii) of paragraph (c) above did not exist.

3.4 Pre-retirement Death Benefit.

(a) If any Participant (including any former Participant) who has while employed (or while accruing service under Section 3.1(d)) met the age and service requirements for a pension under Section 3.1(a), (b) or (c) (taking into account service credited under Section 3.1(d)) dies before starting to receive payments hereunder, then his surviving beneficiary, if any, shall be entitled to a survivor benefit.

(b) Payment of such benefit will commence on the first day of the month following the Participant’s or former Participant’s date of death.

(c) The amount of such survivor benefit shall be an amount equal to (i) what such beneficiary would have received as a survivor benefit under the Pension Plan if the Participant had commenced to receive benefits on the day before his death under whichever of Section 3.1(a), (b) or (c) would have been applicable calculated on the assumption that the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, the Participant had made no deferrals under the Deferred Compensation Plan and that the last paragraph of Section 6.03 of Part B of the Pension Plan did not exist minus (ii) the amount of survivor benefit, if any, actually payable to the beneficiary under the Pension Plan based on the Participant’s death on the same date and assuming the survivor benefit commenced in the same form to the same beneficiary on the same date and the last sentence of Section 6.03 of Part B of the Pension Plan did not exist.

(d) The beneficiary shall be the same beneficiary, if any, as designated by the Participant (or deemed designated by the Participant) under Section 3.2 above and the form of payment shall be the form in effect, if any, pursuant to Section 3.2 above.

3.5 Six Month Delay in Benefit Commencement. Notwithstanding any other provision of this Plan to the contrary, payment shall be delayed, if necessary, so that payment does not commence until the first day of the seventh month following the date of Separation from Service. The payments which would have been made during the period from the commencement date which would be applicable if this Section 3.5 did not exist until the date payments actually commence pursuant to the rule of this Section 3.5 shall be accumulated and paid in a lump sum on the first day of the seventh month following the date of Separation from Service or, if earlier, the first day of the month following the Participant’s death. The payments (other than those described in the preceding sentence) which commence on the first day of the seventh month following the Participant’s Separation from Service or, if earlier, the first day of the month following the date of the Participant’s death shall be in the same amount as if payments had started on the date payments would commence under this Plan if this Section 3.5 did not exist.

3.6 Interpretation.

(a) With the exception of continued service credit during periods of Disability as described in Section 3.1(d)(1), it is the intention of the Employer that the benefits provided to the Participant and any beneficiary under this Plan and the Pension Plan together shall be no greater than would have been provided to the Participant and any beneficiary under the terms of the Pension Plan if the Participant had at all times been covered under the Pension Plan in accordance with its rules had the limitations of Internal Revenue Code Sections 415 and 401(a)(17) not existed, if the Participant had made no deferrals under the Deferred Compensation Plan and if the last paragraph of Section 6.03 of Part B of the Pension Plan did not exist. In the event that an individual’s pension is increased under the Pension Plan after such individual commences to receive benefits hereunder, such increase shall be taken into account and shall reduce the remaining payments due the individual hereunder.

(b) In computing the benefits which would be payable under this Plan in the absence of the offset for benefits payable under the Pension Plan, Schedule A of Part B of the Pension Plan, the first sentence of the third to last paragraph of Section 2.03(j) of Part B of the Pension Plan, Section 4.04(b)(5) of Part B of the Pension Plan (to the extent provided in Section 3.1(d)(1)) and the last paragraph of Section 6.03 of Part B of the Pension Plan shall be ignored. However, in computing the amount of offset for amounts payable under the Pension Plan all amounts payable under the Pension Plan shall be taken into account, including amounts payable under the Pension Plan as a result of Schedule A of Part B of the Pension Plan and the first sentence of the third to last paragraph of Section 2.03(j) of Part B of the Pension Plan (and including amounts payable under Section 4.04(b) of Part B of the Pension Plan with respect to those Participants to whom Section 4.04(b)(5) of Part B of the pension Plan does not apply).

3.7 Delayed Distribution.

(a) A payment otherwise required to be made pursuant to the provisions of this Article III shall be delayed if the Employer reasonably anticipates that the Employer’s deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); provided, however that such payment shall be made on the earliest date on which the Employer anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In any event, such payment shall be made no later than the last day of the calendar year in which the Participant has a Separation from Service or, in the case of a Specified Employee, the last day of the calendar year in which occurs the six (6) month anniversary of such Separation from Service.

(b) A payment otherwise required under this Article III shall be delayed if the Employer reasonably determines that the making of the payment will jeopardize the ability of the Employer to continue as a going concern; provided, however, that payments shall be made on the earliest date on which the Employer reasonably determines that the making of the payment will not jeopardize the ability of the Employer to continue as a going concern.

(c) A payment otherwise required under this Article III shall be delayed if the Employer reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that payments shall nevertheless be made on the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the applicability of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)

(d) A payment otherwise required under this Article III shall be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

3.8 Inclusion in Income Under Section 409A. Notwithstanding any other provision of this Article III, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as promptly as possible after the Administrator becomes aware of such fact of noncompliance such amount as is included in income as a result of the failure to comply, but no more and the Participant’s interest in the Plan shall be correspondingly reduced based on the actuarial factors described in Section 3.2.

3.9 Domestic Relations Order. Notwithstanding any other provision of this Article III, payments shall be made from the interest of a Participant in this Plan to such individual or individuals (other than the Participant) and at such times as are necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) and the Participant’s interest in the Plan shall be correspondingly reduced based on the actuarial factors described in Section 3.2.

3.10 De Minimis Amounts. Notwithstanding any other provision this Article III, the actuarially equivalent present value (calculated using actuarial factors specified in Section 3.2) of the Participant’s accrued benefit in this Plan and all other nonqualified deferred compensation plans of the defined benefit type sponsored by the Employer and its affiliates shall automatically be distributed to the Participant on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service if the total amount at the time of distribution, when aggregated with all other amounts payable to the Participant under all arrangements benefiting the Participant described in Section 1.409A-1(c) or any successor thereto, do not exceed the amount described in Code Section 402(g)(1)(B). The foregoing lump sum payment shall be made automatically and any other distribution elections otherwise applicable with respect to the individual in the absence of this provision shall not apply.

ARTICLE IV

Amendment and Termination

4.1 Amendment and Termination. Briggs & Stratton Corporation may amend or terminate this Plan at any time through action of its Board of Directors. If the Plan is terminated, no further benefits shall accrue hereunder. However, unless necessary to conform to any present or future federal or state law or regulation, amendment or termination may not result in a reduction of benefits of a Participant (or his surviving spouse) who is already receiving benefits, nor may amendment or termination result in a Participant who is still in active service (or his surviving spouse) receiving a benefit hereunder smaller than that to which he would have been entitled had the Participant terminated employment on the day prior to the effective date of such amendment or termination.

If the Employer terminates the Plan and if the termination is of the type described in regulations issued by the Internal Revenue Service pursuant to Code Section 409A, then the Employer shall pay the actuarial equivalent of all accrued benefits hereunder to Participants (and beneficiaries of deceased Participants) in a lump sum within the time period specified in such regulations and, following such distribution, there shall be no further obligation to any Participant (or beneficiary) under this Plan. (Actuarial equivalence shall be determined as described in Section 3.2.) However, if the termination is not of the type described in such regulations, then following Plan termination Participants’ (and beneficiaries’) benefits shall be paid at such time and in such form as provided under Article III of the Plan.

ARTICLE V

Administration

5.1 In General. The Committee has such powers as may be necessary to direct the general administration of the Plan, including the powers given to it elsewhere in this document and including (but not by way of limitation) the following powers:

(a)	to construe and interpret the Plan and to make equitable adjustments for any mistakes or errors made in the administration thereof;

(b)	to prescribe such procedures, rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan or any of its duties hereunder;

(c)	to decide questions of eligibility and determine the amount, manner and time of payment of any benefits and to direct the payment of the same by the Employer;

(d)	to prescribe the form and manner of application for any benefits hereunder and forms to be used in the general administration hereof; and

(e)	to receive from the Employer and Participants or their beneficiaries such information as shall be necessary for the proper administration of the Plan.

5.2 Committee Discretion. The Committee has full and complete discretionary authority to determine eligibility for benefits, to construe the terms of the Plan and to decide any matter presented through the claims review procedure. Any final determination by the Committee shall be binding on all parties and afforded the maximum deference allowed by law. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious upon the evidence considered by the Committee at the time of such determination.

5.3 Committee Members’ Conflict of Interest. A member of the Committee who is covered hereunder may not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right to any benefit under the Plan is particularly involved nor may a member of the Employer’s Board of Directors who is covered hereunder vote to amend the Plan regarding the timing of distributions or vote with respect to direct or indirect termination of the Plan. Decisions shall be made by remaining Committee or Board members even if there is no quorum under normal Committee or Board rules.

5.4 Governing Law. This Plan shall be construed in accordance with the laws of the State of Wisconsin to the extent not preempted by the provisions of the Employee Retirement Income Security Act of 1974 or other federal law.

5.5 Expenses. All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Employer and/or any trust created by the Employer to implement the Plan.

5.6 Minor or Incompetent Payees. If a person to whom a benefit is payable is a minor or is otherwise incompetent by reason of a physical or mental disability, the Committee may cause the payments due to such person to be made to another person for the first person’s benefit without any responsibility to see to the application of such payment. Such payments shall operate as a complete discharge of the obligations to such person under the Plan.

5.7 Withholding. To the extent required by law, the Employer shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder or from other amounts paid to the Participant by the Employer. To the extent that FICA taxes are required to be withheld from the Participant with respect to amounts credited under this Plan and no amounts are to be paid to the Participant hereunder or otherwise from the Employer from which such FICA taxes may be withheld, then the Employer shall pay such FICA taxes (and taxes under Code Section 3401 triggered thereby and additional taxes under Section 3401 attributable to pyramiding of Section 3401 wages and taxes) but no more and the Participant’s benefit hereunder shall be reduced by the actuarial equivalent of the amount paid. Actuarial equivalence shall have the same meaning as in Section 3.2 hereof.

5.8 Indemnification. Except as otherwise provided by law, neither the Employer’s Board of Directors or the Committee nor any individual member of the Board or the Committee, nor the Employer, nor any officer, shareholder or employee of the Employer shall be liable for any error of judgment, action or failure to act hereunder or for any good faith exercise of discretion, excepting only liability for gross negligence or willful misconduct. Such individuals and entities shall be indemnified and held harmless by the Employer against any and all claims, damages, liabilities, costs and expenses (including attorneys’ fees) arising by reason of any good faith error of omission or commission with respect to any responsibility, duty or action hereunder. Nothing herein contained shall preclude the Employer from purchasing insurance to cover potential liability of one or more persons who serve in an administrative capacity with respect to the Plan.

ARTICLE VI

Benefits Unfunded

6.1 Unsecured Claim. The right of any individual to receive payment under the provisions of this Plan shall be an unsecured claim against the general assets of the Employer, and no provisions contained in this Plan, nor any action taken pursuant to this Plan, shall be construed to give any individual at any time a security interest in any asset of the Employer, of any affiliated company, or of the stockholders of the Employer. The liabilities of the Employer to any individual pursuant to this Plan shall be those of a debtor pursuant to such contractual obligations as are created by this Plan and to the extent any person acquires a right to receive payment from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

6.2 Grantor Trust Only. Benefits under this Plan are payable solely from the general assets of the Employer. The rights of Participants and beneficiaries hereunder shall not constitute or be treated as a trust fund of any kind. Title to and beneficial ownership of any assets which the Employer may earmark to pay deferred compensation hereunder shall at all times remain in the Employer and Participants and beneficiaries hereunder shall have no interest in any specific assets of the Employer by virtue of this Plan. Notwithstanding the foregoing, the Employer may finance its obligation hereunder via a trust intended to be a grantor trust. It is the intention of all parties involved that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. Any trust and any assets held by such trust to assist the Employer in meeting its obligations under the Plan shall conform to the terms of the model trust requirements set forth in Revenue Procedure 92-64 issued by the Internal Revenue Service.

ARTICLE VII

Nonalienation of Benefits

All benefits payable hereunder are for the sole use and benefit of the Participants and their beneficiaries and, to the extent permitted by law, shall be free, clear and discharged of and from, and are not to be in any way liable for, debts, contracts or agreements, now contracted or which may hereafter be contracted and from all claims and liabilities now or hereafter incurred by any Participant or beneficiary covered by this Plan. No Participant or beneficiary covered by this Plan shall have the right to anticipate, surrender, encumber, alienate or assign, whether voluntarily or involuntarily, any of the benefits to become due hereunder unto any person or person upon any terms whatsoever, and any attempt to do so shall be void.

ARTICLE VIII

Claims Procedure

8.1 Claims. If the Participant or the Participant’s beneficiary (hereinafter refereed to as “claimant”) believes he is being denied any benefit to which he is entitled under this Plan for any reason, he may file a written claim with the member of the Committee designated as the claims administrator. The claimant may designate an authorized representative to act on his behalf in connection with his claim.

8.2 Timing of Notification of Claim Determination. The claims administrator shall review the claim and notify the claimant of its decision with respect to his claim within a reasonable period of time, but not later than 90 days after receipt of the claim by the claims administrator, unless the claims administrator determines that special circumstances require an extension of time for processing the claim. If the claims administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period. In no event will the extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the claims administrator expects to render the claim determination.

8.3 Manner and Content of Notification of Claim Determination. The claims administrator will provide the claimant with written or electronic notification of any adverse claim determination. The notification will set forth:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific plan provisions on which the determination is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	A description of the plan’s claim appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) following an adverse claim determination on appeal.

8.4 Appeal Procedure. A claimant is entitled to request the entire Committee to review any denial by written request to the Committee within 60 days of receipt of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. In connection with the claimant’s appeal the claimant may submit written comments, documents, records and other information relating to the claimant’s claim. Upon request the claimant will be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Committee’s decision regarding the claimant’s appeal will take into account all comments, documents, records and other information the claimant submits relating to the claimant’s claim, without regard to whether such information was submitted or considered in the initial claim determination.

8.5 Timing of Notification of Claim Determination on Appeal. The Committee will notify the claimant of its determination of the claimant’s claim on appeal within a reasonable period of time, but not later than 60 days after receipt of the claimant’s request for review by the Committee unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 60-day period. In no event will the extension exceed a period of 60 days from the end of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

8.6 Manner and Content of Notification of Claim Determination on Appeal. The Committee will provide the claimant with written or electronic notification of its determination with respect to the claimant’s appeal. In the case of an adverse claim determination on appeal, the notification will set forth:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific plan provisions on which the determination is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(d)	A statement of the claimant’s right to bring an action under section 502(a) of ERISA.

8.7 Disability Claims. Notwithstanding any other provision of this Article VIII or any other provision of this Plan to the contrary, the determination of the existence of a disability or a Disability for purposes of determining benefits under this Plan shall be made in accordance with the disability determination claims procedures under the Pension Plan by the person or persons responsible for such determinations under the Pension Plan.

ARTICLE IX

Miscellaneous

9.1 No Right to Continued Employment. Neither participation in this Plan, nor the payment of any benefit hereunder, shall be construed as giving to the Participant any right to be retained in the service of the Employer, or limiting in any way the right of the Employer to terminate the Participant’s employment at any time. Nor does the participation in this Plan guarantee the Participant the right to receive any specific amount of compensation or bonus, such amount being determined solely under such applicable compensation or bonus arrangement as established by the Employer.

9.2 Impact on Other Plans. No amounts credited to any Participant under this Plan and no amounts paid from this Plan will be taken into account as “wages”, “salary”, “base pay” or any other type of compensation when determining the amount of any payment or allocation, or for any other purpose, under any other qualified or nonqualified pension or profit sharing plan of the Employer or other plan or program of the Employer, except as otherwise may be specifically provided by such plan or program.

9.3 Severability. If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but this Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.

9.4 Gender and Number. Masculine gender shall include the feminine, and the singular shall include the plural, unless the context clearly indicates otherwise.

9.5 Evidence Conclusive. The Employer, the Committee and any person or persons involved in the administration of the Plan shall be entitled to rely upon any certification, statement, or representation made or evidence furnished by any person with respect to any facts required to be determined under any of the provisions of the Plan, and shall not be liable on account of the payment of any monies or the doing of any act or failure to act in reliance thereon. Any such certification, statement, representation, or evidence, upon being duly made or furnished, shall be conclusively binding upon the person furnishing it but not upon the Employer, the Committee or any other person involved in the administration of the Plan. Nothing herein contained shall be construed to prevent any such parties from contesting any such certification, statement, representation, or evidence or to relieve any person from the duty of submitting satisfactory proof of any fact.

9.6 Status of Plan Under ERISA. The Plan is intended to be an unfunded plan maintained by an Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2), Section 301(a)(3), Section 401(a)(1) and Section 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended.

9.7 Name and Address Changes. Each Participant shall keep his name and address on file with the Employer and shall promptly notify the Employer of any changes in his name or address. All notices required or contemplated by this Plan shall be deemed to have been given to a Participant if mailed with adequate postage prepaid thereon addressed to him at his last address on file with the Employer. If any check in payment of a benefit hereunder (which was mailed to the last address of the payee as shown on the Employer’s records) is returned unclaimed, further payments shall be discontinued unless evidence is furnished that the recipient is still alive.

9.8 Limitations on Provisions. The provisions of the Plan and any benefits payable hereunder shall be limited as described herein. Any benefit payable under the Pension Plan shall be paid solely in accordance with the terms and provisions of the Pension Plan, and nothing in the Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Pension Plan.

9.9 Identity of Payee. If at any time any doubt exists as to the identity of any person entitled to payment of any benefit hereunder or as to the amount or time of any such payment, such sum shall be held by the Employer until such doubt is cured or the Employer may pay such sum into a court of competent jurisdiction in accordance with any lawful procedure in such case made and provided.

9.10 Transfer. If a Participant in this Plan becomes covered under the Briggs & Stratton Corporation Supplemental Executive Retirement Plan, then no benefits shall be payable under this Plan to the Participant notwithstanding any other provision hereof to the contrary.

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